EXHIBIT 10.1

EXECUTION VERSION

$1,000,000,000 TERM LOAN AGREEMENT

Dated as of September 13, 2019

Among

MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V.,

as Borrower

MONDELĒZ INTERNATIONAL, INC.,

as Guarantor

and

THE LENDERS NAMED HEREIN

and

MUFG BANK, LTD.,

as Administrative Agent

MUFG BANK, LTD.,

as Sole Bookrunner

MUFG BANK, LTD.,

BOFA SECURITIES, INC.,

BARCLAYS BANK PLC,

CREDIT SUISSE LOAN FUNDING LLC,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

TD SECURITIES (USA) LLC and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers

BANK OF AMERICA, N.A..,

BARCLAYS BANK PLC and

CREDIT SUISSE LOAN FUNDING LLC,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

TD BANK, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

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		Page
ARTICLE IV

Representations and Warranties

SECTION 4.01	Representations and Warranties	30

ARTICLE V

Covenants of Mondelēz International

SECTION 5.01	Affirmative Covenants	32
SECTION 5.02	Negative Covenants	34

ARTICLE VI

Events of Default

SECTION 6.01	Events of Default	35
SECTION 6.02	Lenders’ Rights upon Event of Default	37

ARTICLE VII

The Administrative Agent

SECTION 7.01	Authorization and Action	37
SECTION 7.02	Administrative Agent’s Reliance, Etc.	38
SECTION 7.03	The Administrative Agent and Affiliates	39
SECTION 7.04	Lender Credit Decision	39
SECTION 7.05	Indemnification	39
SECTION 7.06	Successor Administrative Agent	39
SECTION 7.07	Administrative Agent, Joint Bookrunners, Joint Lead Arrangers and Co-Syndication Agents	40
SECTION 7.08	Withholding Tax	40
SECTION 7.09	Lender Representation with Respect to ERISA	41

ARTICLE VIII

Guaranty

SECTION 8.01	Guaranty	42
SECTION 8.02	Guaranty Absolute	42
SECTION 8.03	Waivers	43
SECTION 8.04	Continuing Guaranty	43

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SCHEDULES

Schedule I	—	List of Lenders and Commitments
Schedule II	—	List of Domestic Lending Offices

EXHIBITS

Exhibit A-1	—	Form of Five-Year Note
Exhibit A-2	—	Form of Three-Year Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Acceptance

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TERM LOAN AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of September 13, 2019, among MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V., having its official seat (statutaire zetel) in Oosterhout, the Netherlands, registered with the Dutch trade register under number 66713994 (the “Borrower”); MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (“Mondelēz International”); the BANKS, FINANCIAL INSTITUTIONS and OTHER INSTITUTIONAL LENDERS listed on the signature pages hereof (the “Initial Lenders”) and MUFG BANK, LTD. (“MUFG”), as administrative agent (in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent Account” means (a) the account of the Administrative Agent, maintained by the Administrative Agent, at its office at MUFG Bank, Ltd., 1221 Ave of the Americas, New York, NY 10020, United States. Attention: Agency Desk, or (b) such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to Mondelēz International and the Lenders for such purpose.

“Administrative Agent Fee Letter” means the administrative agent fee letter, dated as of September 6, 2019, between Mondelēz International and the Administrative Agent.

“Agents” means the Administrative Agent, each Co-Syndication Agent, each Joint Bookrunner and each Joint Lead Arranger.

“Anti-Corruption Laws” means all laws, rules, and regulations of the United States from time to time concerning or relating to bribery or corruption, the UK Bribery Act and any similar laws, rules and regulations of any other European jurisdiction to the extent applicable to the Borrower.

“Applicable Commitment Fee Rate” means, for any date, a percentage per annum equal to the 0.10%.

“Applicable Interest Rate Margin” means (a) as to any Three-Year Loan that is a Base Rate Loan or any Five-Year Loan that is a Base Rate Loan, 0.000% and (b) (i) as to any Three-Year Loan that is a LIBO Rate Loan, the applicable rate per annum set forth below under the caption “Three-Year LIBO Rate Spread”, and (ii) as to any Five-Year Loan that is a LIBO Rate Loan, the applicable rate per annum set forth below under the caption “Five-Year LIBO Rate Spread”, in each case, with respect to clauses (b)(i) and (b)(ii), determined by reference to the higher of (i) the rating of Mondelēz International’s long-term senior unsecured Debt from Standard & Poor’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Mondelēz International, the long-term company, issuer or similar rating established by Standard & Poor’s for Mondelēz International) and (ii) the rating of Mondelēz International’s long-term senior unsecured Debt from Moody’s (or, if there shall be no outstanding rated long-term senior unsecured Debt of Mondelēz International, the long-term company, issuer or similar rating established by Moody’s for Mondelēz International), in each case on such date:

Rating	Three-Year LIBO Rate Spread	Five-Year LIBO Rate Spread
A or higher by Standard & Poor’s A2 or higher by Moody’s	0.600%	0.650%
A- by Standard & Poor’s A3 by Moody’s	0.650%	0.700%
BBB+ by Standard & Poor’s Baa1 by Moody’s	0.700%	0.800%
BBB by Standard & Poor’s Baa2 by Moody’s	0.800%	0.900%
Lower than BBB by Standard & Poor’s Lower than Baa2 by Moody’s	0.900%	1.000%

provided that if on any date of determination (x) a rating is available on such date from only one of Standard & Poor’s and Moody’s but not the other, the Applicable Interest Rate Margin shall be determined by reference to the then available rating; (y) no rating is available from either of Standard & Poor’s or Moody’s, the Applicable Interest Rate Margin shall be determined by reference to the rating of any other nationally recognized statistical rating organization designated by Mondelēz International and approved in writing by the Required Lenders and (z) no rating is available from any of Standard & Poor’s, Moody’s or any other nationally recognized statistical rating organization designated by Mondelēz International and approved in writing by the Required Lenders, (i) with respect to Three-Year Loans, the Applicable Interest Rate Margin shall be 0.900% as to any LIBO Rate Loan and (ii) with respect to Five-Year Loans, the Applicable Interest Rate Margin shall be 1.000% as to any LIBO Rate Loan.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent in substantially the form of Exhibit C hereto.

“Availability Period” means the date commencing on the Effective Date and ending on the date that is sixty (60) days thereafter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i)    the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as the Administrative Agent’s prime rate;

(ii)    1/2 of one percent per annum above the Federal Funds Effective Rate; and

(iii)    the LIBO Rate for Dollars for a one month Interest Period appearing on Reuters Screen LIBOR01 on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum;

provided that in no event shall the Base Rate be less than zero; provided, further, that if the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08, then for purposes of clause

(c) above, the LIBO Rate on any day shall be deemed to be zero.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.04(a)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation, substantially similar in form to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning assigned to such term in Section 9.18.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Agent” means agents of Mondelēz International or the Borrower acting in capacity with, or benefitting from, this Agreement or the proceeds of any Loan.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a group of Three-Year Loans or Five-Year Loans, as the case may be, of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBO Rate Loans, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means as to any Lender, such Lender’s Three-Year Loan Commitment and such Lender’s Five-Year Loan Commitment (or any combination thereof, as the context may require).

“Commitment Fees” has the meaning specified in Section 2.09(a).

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of Mondelēz International and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with GAAP.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.06, 2.08 or 2.13.

“Co-Syndication Agents” means Bank of America, N.A., Barclays Bank PLC, Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., TD Bank, N.A. and Wells Fargo Bank, National Association.

“Covered Entity” has the meaning assigned to such term in Section 9.18.

“Covered Party” has the meaning assigned to such term in Section 9.18.

“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (ii) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, and (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (i) or (ii) above.

“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Right” has the meaning assigned to such term in Section 9.18.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and Mondelēz International in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to the funding (specifically identified in such writing, including by reference to a particular Default, if any) has not been satisfied, (b) notified any Obligor, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified in such writing, including by reference to a particular Default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide certification in written form of an authorized officer of such Lender that it will comply with the terms of this Agreement relating to its obligations (and is financially able to meet such obligations as of the date of such certification) to fund Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) become, or has a Lender Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic

Cooperation and Development (or any successor) (“OECD”), or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (iii) the central bank of any country which is a member of the OECD; (iv) a commercial finance company or finance Subsidiary of a corporation organized under the laws of the United States, or any State thereof, and having total assets in excess of $3,000,000,000; (v) an insurance company organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (vi) any Lender; (vii) an affiliate of any Lender; and (viii) any other bank, commercial finance company, insurance company or other Person approved in writing by Mondelēz International (such approval not to be unreasonably withheld, delayed or conditioned), which approval shall be notified to the Administrative Agent; provided, that none of Mondelēz International or its Subsidiaries, a Defaulting Lender or a natural person shall be permitted to be an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Obligor’s controlled group, or under common control with any Obligor, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Obligor or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the conditions set forth in Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of any Obligor or any of their ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (f) a complete or partial withdrawal by Mondelēz International, any Obligor or any ERISA Affiliate from a Multiemployer Plan or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; or (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Mondelēz International and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurocurrency Rate Reserve Percentage” for any Interest Period, for all LIBO Rate Loans comprising part of the same Borrowing owing to a Lender which is a member of the Federal Reserve System, means the reserve percentage applicable for such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBO Rate Loans is determined) having a term equal to such Interest Period.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1967) as amended by the Treaty on the European Union (signed in Maastricht on 7 February 1992).

“Event of Default” has the meaning specified in Section 6.01.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as enacted as of the date hereof or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and, in each case, regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the date hereof (or any amended or successor version described above), and any intergovernmental agreement between the United States and another jurisdiction implementing the foregoing (or any law, regulation, official administrative interpretation or official administrative practices implementing such or adopted pursuant to such an intergovernmental agreement).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated as of September 6, 2019, between Mondelēz International and the Administrative Agent.

“Five-Year Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto under the heading Five-Year Commitment, or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender as such Lender’s Five-Year Commitment in the Register maintained by the Administrative Agent, pursuant to Section 9.07(d), in each case as such amount may be reduced pursuant to Section 2.10.

“Five-Year Funding Date” has the meaning specified in Section 2.01(a).

“Five-Year Loans” means loans borrowed hereunder maturing on the Five-Year Termination Date.

“Five-Year Maturity Date” means the date that is the fifth anniversary of the Five-Year Funding Date.

“Five-Year Note” a promissory note of the Borrower payable to any Lender (or its registered assigns), delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Five-Year Loans made by such Lender to the Borrower.

“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Funding Date” means the Three-Year Funding Date and the Five-Year Funding Date.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government and any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guaranty” has the meaning specified in Section 8.01.

“Historical Screen Rate” means, in relation to any LIBO Rate Loan, the most recent applicable Screen Rate for Dollars for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than two (2) Business Days before the start of the applicable Interest Period.

“Home Jurisdiction Withholding Tax” means United States federal backup withholding tax under Section 3406 of the Internal Revenue Code.

“Interest Period” means, for each LIBO Rate Loan comprising part of the same Borrowing, the period commencing on the date of Borrowing of such LIBO Rate Loan or the date of Conversion of any Base Rate Loan into such LIBO Rate Loan and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below. The duration of each such Interest Period shall be one (or less than one month if available to all Lenders), two, three or six months or, if available to all Lenders, twelve months, as the Borrower may select upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a)    the Borrower may not select any Interest Period that ends after the applicable Maturity Date for any Loan;

(b)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Interpolated Historical Screen Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Historical Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Historical Screen Rate (for the longest period for which the applicable Historical Screen Rate is available for Dollars) that is shorter than the applicable Interest Period and (b) the applicable Historical Screen Rate (for the shortest period for which the applicable Historical Screen Rate is available for Dollars) that exceeds the applicable Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for Dollars) that is shorter than the applicable Interest Period and (b) the applicable Screen Rate (for the shortest period for which the applicable Screen Rate is available for Dollars) that exceeds the applicable Interest Period.

“Joint Lead Arrangers” means MUFG Bank, Ltd., BofA Securities, Inc., Barclays Bank PLC, Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., TD Securities (USA) LLC and Wells Fargo Securities, LLC.

“Lenders” means the Initial Lenders and their respective successors and permitted assignees.

“LIBO Rate” means, with respect to any LIBO Rate Loan for any Interest Period, an interest rate per annum equal to either:

(a)    the Screen Rate as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period; or

(b)    if the Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Rate as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period; or

(c)    if the Interpolated Rate shall not be available at the applicable time for the applicable Interest Period, then the LIBO Rate for such Interest Period shall be the Historical Screen Rate; or

(d)    if the Historical Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Historical Screen Rate;

provided that in no event shall the LIBO Rate be less than 0% for the purposes of this Agreement.

“LIBO Rate Loan” means a Loan that bears interest as provided in Section 2.04(a)(ii).

“Lien” has the meaning specified in Section 5.02(a).

“Loans” means the Five-Year Loans and the Three-Year Loans, collectively.

“Major Subsidiary” means any Subsidiary of Mondelēz International (a) more than 50% of the voting securities of which is owned directly or indirectly by Mondelēz International, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, the United Kingdom or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Margin Stock” means margin stock, as defined in Regulation U.

“Maturity Date” means the Three-Year Maturity Date and the Five-Year Maturity Date.

“Minimum Shareholders’ Equity” means Total Shareholders’ Equity of not less than $24,600,000,000.

“Mondelēz International” has the meaning specified in the preamble.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one Person other than such Obligor and the ERISA Affiliates or (b) was so maintained and in respect of which such Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Netherlands” means the European part of the Kingdom of the Netherlands.

“Non-U.S. Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Note” means a Five-Year Note or a Three-Year Note, as applicable.

“Obligations” has the meaning specified in Section 8.01.

“Obligors” means the Borrower and Mondelēz International, collectively.

“Other Taxes” has the meaning specified in Section 2.15(b).

“Participant Register” has the meaning specified in Section 9.07(e).

“Patriot Act” has the meaning specified in Section 9.14.

“PBGC” has the meaning assigned to such term in the definition of “ERISA Event”.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Process Agent” has the meaning specified in Section 9.11(a).

“QFC” has the meaning assigned to such term in Section 9.18.

“QFC Credit Support” has the meaning assigned to such term in Section 9.18.

“Register” has the meaning specified in Section 9.07(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Required Five-Year Loan Lenders” means at any time Lenders having Five-Year Loans representing more than 50% of the aggregate outstanding Five-Year Loans at such time, or, if no Five-Year Loans are then outstanding, Lenders having Five-Year Commitments representing more than 50% of the aggregate Five-Year Commitments at such time.

“Required Lenders” means at any time Lenders having Loans and/or Commitments representing more than 50% of the aggregate Loans and Commitments outstanding at such time.

“Required Three-Year Loan Lenders” means at any time Lenders having Three-Year Loans representing more than 50% of the aggregate outstanding Three-Year Loans at such time, or, if no Loans are then outstanding, Lenders having Three-Year Commitments representing more than 50% of the aggregate Three-Year Commitments at such time.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or (b) any Person controlled by any such Person or Persons described in the foregoing clause (a).

“Screen Rate” means the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate) or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and no Person other than such Obligor and the ERISA Affiliates or (b) was so maintained and in respect of which such Obligor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Sole Bookrunner” means MUFG Bank, Ltd.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Subsidiary” of any Person means any Person of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such Person (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supported QFC” has the meaning assigned to such term in Section 9.18.

“Taxes” has the meaning specified in Section 2.15(a).

“Three-Year Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto under the heading Three-Year Commitment, or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender as such Lender’s Three-Year Commitment in the Register maintained by the Administrative Agent, pursuant to Section 9.07(d), in each case as such amount may be reduced pursuant to Section 2.10.

“Three-Year Funding Date” has the meaning specified in Section 2.01(a).

“Three-Year Loans” means loans borrowed hereunder maturing on the Three-Year Maturity Date.

“Three-Year Maturity Date” means the date that is the third anniversary of the Three-Year Funding Date.

“Three-Year Note” a promissory note of the Borrower payable to any Lender (or its registered assigns), delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Three-Year Loans made by such Lender to the Borrower.

“Total Shareholders’ Equity” means total shareholders’ equity, as reflected on the consolidated balance sheet of Mondelēz International and its Subsidiaries prepared in accordance with GAAP (excluding (a) accumulated other comprehensive income or losses, (b) the cumulative effects of any changes in accounting principles, including in connection with any adoption of “mark-to-market” accounting in respect of pension and other retirement plans of Mondelēz International and its Subsidiaries, and (c) if “mark-to-market” accounting in respect of such pension and other retirement plans is so adopted, any income or losses recognized in connection with the ongoing application thereof).

“Type” with respect to any Loan, refers to whether such Loan is a Base Rate Loan or a LIBO Rate Loan.

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02    Computation of Time Periods; Terms Generally. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the Notes) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America (subject to the exceptions set forth in this Section 1.03, “GAAP”), except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of Mondelēz International as of and for the year ended December 31, 2018, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Debt of Mondelēz International or any Subsidiary at “fair value”, as defined therein, (b) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof, and (c) any treatment of any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2016, as a result of the effectiveness of Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations).

SECTION 1.04    LIBO Rate. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.08, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.05     Divisions.

For all purposes under this Agreement or any other documents or agreements relating to the Loans made hereunder, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of the equity interests at such time.

ARTICLE II

Amounts and Terms of the Loans

SECTION 2.01    The Loans.

(a)    Obligation To Make Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, (i) to make Three-Year Loans to the Borrower on a single Business Day during the Availability Period (the “Three-Year Funding Date”) in an aggregate amount not to exceed such Lender’s Three-Year Commitment, if any and (ii) to make Five-Year Loans to the Borrower on a single Business Day during the Availability Period (the “Five-Year Funding Date”) in an aggregate amount not to exceed such Lender’s Five-Year Commitment, if any; provided that any Three-Year Commitments that are not drawn on the Three-Year Funding Date and any Five-Year Commitments that are not drawn on the Five-Year Funding Date are deemed automatically cancelled as of such date, as the case may be.

(b)    [Reserved]

(c)    Type of Loans. Each Borrowing shall consist of Three-Year Loans or Five-Year Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments.

SECTION 2.02    Making the Loans.

(a)    Notice of Borrowing. Each Borrowing shall be made on notice, given not later than (x) 11:00 a.m. (New York City time) on the third Business Day prior to the relevant Funding Date in the case of a Borrowing consisting of LIBO Rate Loans, or (y) 9:00 a.m. (New York City time) on the relevant Funding Date in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, by registered mail, email or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested:

(i)    Funding Date for such Borrowing,

(ii)    type of Loans comprising such Borrowing,

(iii)    amount of Three-Year Loans and/or amount of Five-Year Loans,

(iv)    aggregate amount of such Borrowing, and

(v)    in the case of a Borrowing consisting of LIBO Rate Loans, the initial Interest Period for such Loan. Notwithstanding anything herein to the contrary, no Borrower may select LIBO Rate Loans for any Borrowing if the obligation of the Lenders to make LIBO Rate Loans shall then be suspended pursuant to Section 2.06(b), 2.08(c) or 2.13.

(b)    Funding Loans. Each applicable Lender shall, before 11:00 a.m. (New York City time) on the relevant Funding Date, make available for the account of its Domestic Lending Office to the Administrative Agent at the Administrative Agent Account, in same day funds, such Lender’s ratable portion of such Borrowing. Promptly after receipt of such funds by the Administrative Agent, and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the address of the Administrative Agent referred to in Section 9.02.

(c)    Irrevocable Notice. Each Notice of Borrowing of the Borrower shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBO Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(d)    Lender’s Ratable Portion. Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 a.m. (New York City time) on the relevant Funding Date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the relevant Funding Date in accordance with Section 2.02(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower proposing such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at:

(i)    in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Loans comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent, in respect of such amount, and

(ii)    in the case of such Lender, the Federal Funds Effective Rate.

If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)    Independent Lender Obligations. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of each applicable Lender on the Three-Year Maturity Date the unpaid principal amount of the Three-Year Loans of such Lender then outstanding. The Borrower shall repay to the Administrative Agent for the ratable account of each applicable Lender on the Five-Year Maturity Date the unpaid principal amount of the Five-Year Loans of such Lender then outstanding.

SECTION 2.04     Interest on Loans.

(a)    Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing by the Borrower to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i)    Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (1) the Base Rate in effect from time to time plus (2) the Applicable Interest Rate Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, and on the date such Base Rate Loan shall be Converted or paid in full either prior to or on the applicable Maturity Date.

(ii)    LIBO Rate Loans. During such periods as such Loan is a LIBO Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the LIBO Rate for such Interest Period for such Loan plus (y) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such LIBO Rate Loan shall be Converted or paid in full either prior to or on the applicable Maturity Date.

(b)    Default Interest. If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, payable in arrears on the dates referred to in Section 2.04(a)(i) or Section 2.04(a)(ii), as applicable, at a rate per annum equal at all times to (i) in the case of overdue principal of any Loan, 1% per annum above the rate per annum otherwise required to be paid on such Loan as provided in Section 2.04(a) or (ii) in the case of any other amount, 1% per annum plus the rate applicable to Base Rate Loans as provided in Section 2.04(a)(i).

SECTION 2.05    Additional Interest on LIBO Rate Loans. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBO Rate Loan of such Lender to the Borrower, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest shall be determined by such Lender and notified to Mondelēz International through the Administrative Agent.

SECTION 2.06     Conversion of Loans.

(a)    Conversion upon Absence of Interest Period. If the Borrower shall fail to select the duration of any Interest Period for any LIBO Rate Loans in accordance with the provisions contained in the definition of the term “Interest Period,” the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(b)    Conversion upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), the Administrative Agent or the Required Lenders may elect that (i) each LIBO Rate Loan be, on the last day of the then existing Interest Period therefor, Converted into Base Rate Loans and (ii) the obligation of the Lenders to make, or to Convert Loans into LIBO Rate Loans be suspended.

(c)    Voluntary Conversion. Subject to the provisions of Sections 2.06(b), 2.08(c) and 2.13, the Borrower may Convert all of its Loans of one Type constituting the same Borrowing into Loans of the other Type on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a LIBO Rate Loan into a Base Rate Loan may be made on, and only on, the last day of an Interest Period for such LIBO Rate Loan. Each such notice of a Conversion shall, within the restrictions specified above, specify

(i)    the date of such Conversion;

(ii)    the Loans to be Converted; and

(iii)    if such Conversion is into LIBO Rate Loans, the duration of the Interest Period for each such Loan.

SECTION 2.07    [Reserved]

SECTION 2.08    LIBO Rate Determination.

(a)     Methods to Determine LIBO Rate. The Administrative Agent shall determine the LIBO Rate by using the methods described in the definition of the term “LIBO Rate,” and shall give prompt notice to the Borrower and Lenders of each such LIBO Rate.

(b)    Inability to Determine or Inadequate LIBO Rate. Subject, in each case, to clause (c) below, if prior to the commencement of any Interest Period for a LIBO Rate Loan:

(i)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including because the Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii)     the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof (which may be by telephone) to Mondelēz International and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Mondelēz International and the Lenders that the circumstances giving rise to such notice no longer exist, (A) a request to Convert any affected Borrowing into a LIBO Rate Loan, or to Convert any affected LIBO Rate Loan into a LIBO Rate Loan for a new Interest Period, shall be ineffective, (B) unless repaid, any affected LIBO Rate Loan shall be Converted to a Base Rate Loan at the end of the then existing Interest Period therefor, (C) any Notice of Borrowing for an affected LIBO Rate Loan shall be deemed to be a request for a Base Rate Loan.

(c)     LIBO Rate Successor. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (b)(i) of this Section 2.08 have arisen (including because the applicable Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (b)(i) of this Section 2.08 have not arisen but either (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of such Screen Rate is insolvent (and there is no successor administrator that will continue publication of such Screen Rate), (x) the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of such Screen Rate), (y) the supervisor for the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and Mondelēz International shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars at such time in the United States, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (it being understood that such amendment shall not reduce the Applicable

Interest Rate Margin); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.08(c) (but, in the case of the circumstances described in clause (ii)(w), (ii)(x) or (ii)(y) of the first sentence of this Section 2.08(c), only to the extent the applicable Screen Rate for such Interest Period is not available or published at such time on a current basis), clauses (A), (B) and (C) of Section 2.08(b) shall be applicable.

SECTION 2.09    Fees.

(a)     Commitment Fees.

(i)    Three-Year Commitments. The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Three-Year Commitment a commitment fee (the “Three-Year Commitment Fee”) on the aggregate amount of such Lender’s Three-Year Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the earlier of (i) the Three-Year Funding Date, (ii) the last day of the Availability Period and (iii) the date of termination of the Three-Year Commitments by the Borrower hereunder, at the Applicable Commitment Fee Rate, and payable on such earliest date.

(ii)    Five-Year Commitments. The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Five-Year Commitment a commitment fee (the “Five-Year Commitment Fee”, and together with the Three-Year Commitment Fee, the “Commitment Fees”) on the aggregate amount of such Lender’s Five-Year Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the earlier of (i) the Five-Year Funding Date, (ii) the last day of the Availability Period and (iii) the date of termination of the Five-Year Commitments by the Borrower hereunder, at the Applicable Commitment Fee Rate and payable on such earliest date.

(b)    Other Fees. The Borrower shall pay to the Administrative Agent for its own account or for the accounts of the Joint Lead Arrangers or Lenders, as applicable, such fees, and at such times, as shall have been separately agreed between the Borrower and the Administrative Agent or the Joint Lead Arrangers.

SECTION 2.10    Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the respective Three-Year Commitments or Five-Year Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $50,000,000 or the remaining balance if less than $50,000,000.

SECTION 2.11     Optional Prepayments of Loans. The Borrower may, in the case of any LIBO Rate Loan, upon at least three Business Days’ notice to the Administrative Agent or, in the case of any Base Rate Loan, upon notice given to the Administrative Agent not later than 9:00 a.m.

(New York City time) on the date of the proposed prepayment, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of such Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of no less than $50,000,000 or the remaining balance if less than $50,000,000 and (y) in the event of any such prepayment of a LIBO Rate Loan, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b).

SECTION 2.12    Increased Costs.

(a)     Costs from Change in Law or Authorities. If, due to either (i) the introduction after the date hereof of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation, application or administration of any law or regulation or (ii) the compliance with any guideline or request promulgated after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBO Rate Loans (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) or (ii) taxes referred to in Section 2.15(a)(i), (ii), (iii), (iv), (v) or (vi)), then the Borrower shall within twenty (20) Business Days after receipt by the Borrower of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Domestic Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Mondelēz International, the Borrower and the Administrative Agent by such Lender shall be conclusive and binding upon all parties hereto for all purposes, absent manifest error.

(b)    Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation, application or administration thereof by any Governmental Authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy, liquidity or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender or its parent company allocates capital resources to its Commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s or its parent company’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time the Borrower shall pay to such Lender, within 20 Business Days after receipt by Mondelēz International of demand by such Lender (with a copy of such demand to the Administrative Agent), such additional amount or amounts as shall compensate such Lender for such reduction in rate of return. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender will not be otherwise disadvantageous to such Lender and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Loans and unused Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

(c)    Dodd-Frank Wall Street Reform and Consumer Protection Act; Basel III. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case be deemed to be a change in law or regulation after the date hereof regardless of the date enacted, adopted or issued.

SECTION 2.13    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make LIBO Rate Loans or to fund or maintain LIBO Rate Loans, (a) each LIBO Rate Loan of such Lender will automatically, upon such demand, be Converted into a Base Rate Loan or an Loan that bears interest at the rate set forth in Section 2.04(a)(i), as the case may be, and (b) the obligation of the Lenders to make LIBO Rate Loans or to Convert Base Rate Loans into LIBO Rate Loans shall be suspended, in each case, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, in each case, subject to Section 9.04(b) hereof; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make LIBO Rate Loans or to continue to fund or maintain LIBO Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14     Payments and Computations.

(a)    Time and Distribution of Payments. The Borrower shall make each payment hereunder, except as set forth in Section 2.15, without set-off or counterclaim, not later than 11:00 a.m. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Commitment Fees ratably (other than amounts payable pursuant to Section 2.07, 2.12, 2.15 or 9.04(b)) to the Lenders for the accounts of their respective Domestic Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Domestic Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.07, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)    Computation of Interest and Fees. All computations of interest based on the Administrative Agent’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest based on the LIBO Rate or the Federal Funds Effective Rate and of Commitment Fees shall be made by the Administrative Agent and all computations of interest pursuant to Section 2.05 shall be made by the applicable Lender, on the basis of a year of 360 days. Computations of interest or Commitment Fees shall in each case be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.05 by a Lender), of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Commitment Fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBO Rate Loans to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)    Presumption of Borrower Payment. Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the Federal Funds Effective Rate.

SECTION 2.15    Taxes.

(a)     Any and all payments by the Borrower and Mondelēz International hereunder or under any Note shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings (including penalties, interest and additions to taxes) with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, and franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender or the Administrative Agent (as the case may be) being organized under the laws of the taxing jurisdiction, (ii) in the case of each Lender, taxes imposed on or measured by its net income, and franchise taxes and branch profits taxes imposed on it, in each case, as a result of such Lender having its Domestic Lending Office in the taxing jurisdiction, (iii) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income, franchise taxes and branch profits taxes imposed on it, and any tax imposed by means of withholding, in each case, to the extent such tax is imposed solely as a result of a present or former connection (other than a connection arising from such Lender or the Administrative Agent having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to this Agreement or a Note) between the Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction, (iv) in the case of each Lender and the Administrative Agent, any U.S. federal withholding taxes imposed pursuant to FATCA, (v) in the case of each Lender and the Administrative Agent, any Home Jurisdiction Withholding Tax and (vi) taxes attributable to a Lender’s or the Administrative Agent’s (as applicable) failure to comply with Sections 2.15(e), (f), and (g) (all such taxes, levies, imposts, deductions, charges and withholdings in respect of payments by the Borrower and Mondelēz International hereunder or under any Note, other than taxes referred to in this Section 2.15(a)(i), (ii), (iii), (iv), (v), or (vi), are referred to herein as “Taxes”). If any applicable withholding agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by Mondelēz International or the Borrower shall be increased as may be necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.15) have been made, such Lender (or the Administrative Agent where the Administrative Agent receives payments for its own account) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)    In addition, the Borrower or Mondelēz International shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, irrecoverable VAT or similar levies (other than Taxes, or taxes referred to in Section 2.15(a)(i) to (v)) that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or a Note other than any such taxes imposed by reason of an Assignment and Acceptance (except for any assignment made pursuant to Section 9.07(h)) (hereinafter referred to as “Other Taxes”).

(c)    The Borrower or Mondelēz International, as applicable, shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) payable by such Lender or the Administrative Agent (as the case may be), and any liability (including penalties, interest, additions to taxes and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be), makes written demand therefor.

(d)    As soon as practicable after the date of any payment of Taxes or Other Taxes, the Borrower or Mondelēz International, as applicable, shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Administrative Agent, Mondelēz International and the Borrower with any form or certificate that is required by any U.S. federal taxing authority to certify such Lender’s entitlement to any applicable exemption from or reduction in, U.S. federal withholding tax in respect of any payments hereunder or under any Note (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service or to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a participation in accordance with the provisions of Section 9.07(e)), two original Internal Revenue Service Form W-8IMY, accompanied by any applicable certification documents from each beneficial owner) and any other documentation reasonably requested by Mondelēz International, the Borrower or the Administrative Agent. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by Mondelēz International, the Borrower or the Administrative Agent or, if such Lender no longer qualifies for the applicable exemption from or reduction in, U.S. federal withholding tax, promptly notify the Administrative Agent and the Borrower of its inability to do so. Unless the Borrower, Mondelēz International and the Administrative Agent have received forms or other documents from each Lender satisfactory to them indicating that payments hereunder or under any Note are not subject to U.S. federal withholding tax or are subject to U.S. federal withholding tax at a rate reduced by an applicable tax treaty, the Borrower, Mondelēz International or the Administrative Agent shall withhold such U.S. federal withholding tax from such payments at the applicable statutory rate in the case of payments to or for such Lender and the Borrower or Mondelēz International, as applicable, shall pay additional amounts to the extent required by paragraph (a) of this Section 2.15 (subject to the exceptions contained in this Section 2.15).

(f)    If a payment made to a Lender hereunder or under any Note would be subject to U.S. federal withholding tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall provide each of the Administrative Agent, Mondelēz International and the Borrower, at the time or times prescribed by law and as reasonably requested by the Administrative Agent, Mondelēz International or the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Agent, Mondelēz International or the Borrower as may be necessary for the Administrative Agent, Mondelēz International or the Borrower to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA and the amount, if any, to deduct and withhold from such payment. Thereafter, each such Lender shall provide additional documentation (i) to the extent documentation previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as reasonably requested by the Administrative Agent, Mondelēz International or the Borrower. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    Each Lender shall promptly complete and deliver to the Borrower and the Administrative Agent, or, at their request, to the applicable taxing authority, so long as such Lender is legally eligible to do so, any certificate or form reasonably requested in writing by the Borrower or the Administrative Agent and required by applicable law in order to secure any applicable exemption from, or reduction in the rate of, any withholding taxes imposed by the Netherlands for which the Borrower or Mondelēz International is required (or would otherwise be required) to pay additional amounts pursuant to this Section 2.15.

(h)    Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Domestic Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender be otherwise materially economically disadvantageous to such Lender.

(i)    Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and Mondelēz International and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to paragraph (e), (f) or (g) of this Section 2.15.

(j)    If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.15, or, in lieu of obtaining such refund, such Lender or the Administrative Agent applies the amount that would otherwise have been refunded as a credit against payment of a liability in respect of taxes, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.15, the amount of such refund or credit (together with any interest received thereon and reduced by reasonable out-of-pocket costs incurred in obtaining such refund or credit and by any applicable taxes) promptly shall be paid to the Borrower to the extent payment has been made in full by the Borrower pursuant to this Section 2.15.

(k)    All amounts payable by the Borrower and Mondelēz International hereunder or under any Note to any Lender or the Administrative Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, if VAT is or becomes chargeable on any supply made by any Lender or the Administrative Agent under this Agreement or any Note and such Lender or the Administrative Agent is required to account to the relevant tax authority for the VAT, the Borrower or Mondelēz International shall pay to such Lender or the Administrative Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT, and such Lender or the Administrative Agent shall correctly and timely issue an appropriate VAT invoice that meets all EU requirements to the Borrower or Mondelēz International, unless such VAT is owed by the Borrower or Mondelēz International to the relevant taxing authority under a reverse charge mechanism.

SECTION 2.16    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 2.12, 2.15 or 9.04(b) or (c)) in excess of its ratable share of payments on account of the Loans obtained by all the applicable Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.17    Evidence of Debt.

(a)    Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower shall, upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note, in the case of any Five-Year Loans, in the form of Exhibit A-1 hereto and in the case of any Three-Year Loans, in the form of Exhibit A-2 hereto, in each case payable to such Lender (or its registered assigns) in a principal amount up to the Commitment or Loan of such Lender.

(b)    Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i)    the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto;

(ii)    the terms of each Assignment and Acceptance delivered to and accepted by it;

(iii)    the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and the Maturity Date(s) applicable thereto; and

(iv)    the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)    Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.17(b), and by each Lender in its account or accounts pursuant to Section 2.17(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.18    [Reserved]

SECTION 2.19    Use of Proceeds. The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes, including for dividends, capital reductions or intercompany loans and/or for the repayment of indebtedness.

SECTION 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply:

(a)    Commitment Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.09(a); and

(b)    the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Three-Year Lenders or Required Five-Year Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification of this Agreement pursuant to Section 9.01); provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender.

In the event that each of the Administrative Agent and Mondelēz International agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its pro rata portion of the total Commitments and clauses (a) and (b) above shall cease to apply.

ARTICLE III

Conditions to Effectiveness and Lending

SECTION 3.01    Conditions Precedent to Effectiveness. This Agreement and the obligations of the Lenders to make Loans shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied, or waived in accordance with Section 9.01:

(a)    The Administrative Agent shall have received on the Effective Date from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)    On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)    the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)    no event has occurred and is continuing on and as of the Effective Date that constitutes a Default or Event of Default.

(c)    [reserved.].

(d)    [reserved.].

(e)    The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i)    Certified copies of (x) the resolutions of the Board of Directors of Mondelēz International and (y) (1) a copy of the constitutional documents of the Borrower and (2) a copy of a resolution of the board of directors of the Borrower approving the terms of, and the transactions contemplated by, this Agreement, in each case approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii)    (1) A certificate of the Secretary or an Assistant Secretary of Mondelēz International certifying the names and true signatures of the officers of Mondelēz International authorized to sign this Agreement and the other documents to be delivered hereunder and (2) a certificate of the managing director of the Borrower (x) attaching a specimen of the signature of each person authorised to sign this Agreement and the other documents to be delivered hereunder on behalf of the Borrower and (y) certifying that each copy document relating to it specified in this Section 3.01 is correct, complete and in full force and affect and has not been amended or superseded as at the date of this Agreement.

(iii)    Opinions with respect to this Agreement and the transactions contemplated hereby of (A) Gibson, Dunn & Crutcher LLP, special New York counsel to Mondelēz International and the Borrower, (B) Hunton Andrews Kurth LLP, special Virginia counsel to Mondelēz International, (C) internal counsel for Mondelēz International and (D) Loyens & Loeff N.V., special Netherlands counsel to the Borrower, in each case dated the Effective Date, addressed to the Administrative Agent and the Lenders and reasonably satisfactory to the Administrative Agent.

(iv)    A certificate of the chief financial officer or treasurer of Mondelēz International certifying that as of December 31, 2018, (A) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iii) of Section 5.02(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iv) of Section 5.02(a), does not exceed $200,000,000.

(f)    The Agents and the Lenders shall have received payment in full in cash of all fees and expenses due to them pursuant to the Administrative Agent Fee Letter and the Fee Letter (including the reasonable fees and out-of-pocket disbursements of Cahill Gordon & Reindel LLP and NautaDutilh New York P.C. as counsel to the Administrative Agent).

(g)    [reserved].

(h)    The Administrative Agent and the Lenders shall have received from the Borrower and Mondelēz International, in form and substance satisfactory to the Administrative Agent or such Lenders, as applicable, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations that has been reasonably requested by the Administrative Agent and the Lenders and (ii) a Beneficial Ownership Certification to the extent reasonably requested by any Lender through the Administrative Agent not later than two Business Days prior to the Effective Date.

The Administrative Agent shall notify Borrower and the Initial Lenders of the date which is the Effective Date upon satisfaction or waiver of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

SECTION 3.02    [Reserved]

SECTION 3.03    Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on each Funding Date is subject to the conditions precedent that the Effective Date shall have occurred and on such Funding Date the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Borrowing shall be a representation by the Borrower or Mondelēz International, as the case may be, that:

(a)    the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of such Funding Date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)    before and after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default or Event of Default.

ARTICLE IV

Representations and Warranties

SECTION 4.01    Representations and Warranties. Each of Mondelēz International and the Borrower, as applicable, represents and warrants as to itself and, as applicable, its Subsidiaries as follows:

(a)    (i) Mondelēz International is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) the Borrower is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly incorporated and validly existing under the laws of its jurisdiction of organization and is resident for tax purposes in the Netherlands only.

(b)    (i) The execution, delivery and performance of this Agreement are within the corporate powers of Mondelēz International, have been duly authorized by all necessary corporate action on the part of Mondelēz International and do not contravene (x) the charter or by-laws of Mondelēz International or (y) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on Mondelēz International and (ii) the execution, delivery and performance of this Agreement are within the powers of the Borrower, have been duly authorized by all necessary action on the part of the Borrower and do not contravene (x) the articles of association or any by-law (directiereglement) of the Borrower or (y) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on the Borrower.

(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by either Obligor of this Agreement or the due execution, delivery and performance by the Borrower of the Notes to be delivered by the Borrower.

(d)    This Agreement is, and each of the Notes to be delivered by the Borrower when delivered hereunder will be, a legal, valid and binding obligation of each Obligor, or of the Borrower, as applicable, enforceable against such Obligor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally, including suspension of payments (surseance verleend), emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht), bankruptcy (failliet verklaard) or any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000 and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)    As reported in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2018, the consolidated balance sheet of Mondelēz International and its Subsidiaries as of December 31, 2018 and the consolidated statements of earnings and cash flows of Mondelēz International and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of Mondelēz International and its Subsidiaries as at such date and the consolidated results of the operations of Mondelēz International and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2018, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to December 31, 2018, or any amendment to the foregoing subsequent to December 31, 2018, but prior to the date hereof, since December 31, 2018, there has been no material adverse change in the financial condition or operations of Mondelēz International and its Subsidiaries, taken as a whole.

(f)    There is no action or proceeding pending or, to the knowledge of Mondelēz International, threatened against Mondelēz International or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2018, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to December 31, 2018, or any amendment to the foregoing subsequent to December 31, 2018, but prior to the date hereof, and, with respect to Proceedings commenced after the date of the most recent such document but prior to the date hereof, a certificate delivered to the Lenders, that may materially adversely affect the financial condition or results of operations of Mondelēz International and its Subsidiaries taken as a whole.

(g)    Mondelēz International owns directly or indirectly 100% of the capital stock of the Borrower.

(h)    None of the proceeds of any Loan will be used, directly or indirectly, for any purpose that would result in a violation of Regulation U.

(i)    Mondelēz International has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Mondelēz International and each of its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with FCPA and other applicable Anti-Corruption Laws and applicable Sanctions. None of (i) Mondelēz International, the Borrower or any other Subsidiary of Mondelēz International or (ii) to the knowledge of Mondelēz International, any director, officer, employee or Borrower Agent of Mondelēz International, the Borrower or any other Subsidiary of Mondelēz International, is a Sanctioned Person.

(j)    No Obligor is an EEA Financial Institution.

(k)    No Obligor is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

ARTICLE V

Covenants of Mondelēz International

SECTION 5.01    Affirmative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, each Obligor (or, as specified below, the relevant Obligor) will:

(a)    Compliance with Laws, Etc. Comply, and, in the case of Mondelēz International, cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Mondelēz International and its Subsidiaries taken as a whole.

(b)    Maintenance of Total Shareholders’ Equity. In the case of Mondelēz International, maintain Total Shareholders’ Equity of not less than the Minimum Shareholders’ Equity.

(c)    Reporting Requirements. In the case of Mondelēz International, for clauses (i), (ii) and (iii) below, or either Obligor, in the case of clauses (iv) and (v) below, furnish to the Lenders:

(i)    as soon as available and in any event within 5 days after the due date for Mondelēz International to have filed its Quarterly Report on Form 10-Q with the Commission for the first three quarters of each fiscal year, an unaudited interim condensed consolidated balance sheet of Mondelēz International and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of Mondelēz International and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Mondelēz International;

(ii)    as soon as available and in any event within 15 days after the due date for Mondelēz International to have filed its Annual Report on Form 10-K with the Commission for each fiscal year, a copy of the consolidated financial statements for such year for Mondelēz International and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms);

(iii)    all reports which Mondelēz International sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Commission) which Mondelēz International files with the Commission;

(iv)    as soon as possible and in any event within five days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of Mondelēz International, or of a managing director of the Borrower, setting forth details of such Event of Default or event and the action which the Obligors, or the relevant Obligor, has taken and proposes to take with respect thereto; and

(v)    such other information respecting the condition or operations, financial or otherwise, of Mondelēz International, the Borrower or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.

In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, Mondelēz International may make such items available on the Internet at www.mondelezinternational.com, www.sec.gov or another website identified by of Mondelēz International to the Administrative Agent (which website includes an option to subscribe to a free service alerting subscribers by e-mail of new Commission filings) or any successor or replacement website thereof, or by similar electronic means.

(d)    Ranking. Each Loan made to the Borrower and each Guaranty by Mondelēz International of a Loan made to the Borrower hereunder shall at all times constitute senior Debt of the Borrower and Mondelēz International, as applicable, ranking equally in right of payment with all existing and future senior Debt of the Borrower and Mondelēz International, as applicable and senior in right of payment to all existing and future subordinated Debt of the Borrower and Mondelēz International, as applicable.

(e)    Anti-Corruption Laws and Sanctions. Mondelēz International will maintain in effect policies and procedures reasonably designed to ensure that no Borrowing will be made, and no proceeds of any Borrowing will be used, (a) for the purpose of funding payments to any officer or employee of a Governmental Authority or of a Person controlled by a Governmental Authority, to any Person acting in an official capacity for or on behalf of any Governmental Authority or Person controlled by a Governmental Authority, or to any political party, official of a political party, or candidate for political office, in each case in violation of the FCPA, (b) for the purpose of funding payments in violation of other applicable Anti-Corruption Laws, (c) for the purpose of financing the activities of any Sanctioned Person in violation of applicable Anti-Corruption Laws or Sanctions or (d) in any manner that would result in the violation of applicable Sanctions by any party hereto.

SECTION 5.02    Negative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, Mondelēz International will not:

(a)    Liens, Etc. Create or suffer to exist, or permit the Borrower or any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit the Borrower or any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i)    Liens upon or in property acquired or held by it or by the Borrower or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii)    Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

(iii)    Liens existing on the date hereof securing Debt;

(iv)    Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v)    Liens existing on property of any Person acquired by Mondelēz International, the Borrower or any Major Subsidiary;

(vi)    Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii)    Liens upon or with respect to Margin Stock;

(viii)    Liens in favor of Mondelēz International, the Borrower or any Major Subsidiary;

(ix)    precautionary Liens provided by Mondelēz International, the Borrower or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Mondelēz International, the Borrower or such Major Subsidiary which transaction is determined by the Board of Directors of Mondelēz International, the Borrower or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States;

(x)    any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased; and

(xi)    any Lien or set-off arrangements entered into by Mondelēz International, the Borrower or any Major Subsidiary holding bank accounts in the Netherlands in the ordinary course of its banking arrangements which arise from the general banking conditions (algemene bankvoorwaarden).

(b)    Mergers, Etc. (i) In the case of Mondelēz International, consolidate with or merge into, or convey or transfer, or permit one or more of its Subsidiaries to convey or transfer, the properties and assets of Mondelēz International and its Subsidiaries substantially as an entirety to, any Person unless, immediately before and after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which Mondelēz International is a party, the surviving corporation is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and assumes all of Mondelēz International’s obligations under this Agreement (including without limitation the covenants set forth in Article V) by the execution and delivery of an instrument in form and substance reasonably satisfactory to the Administrative Agent; and (ii) in the case of the Borrower, consolidate with or merge into, or convey or transfer, or permit one or more of its Subsidiaries to convey or transfer, the properties and assets of the Borrower and its Subsidiaries substantially as an entirety to, any Person unless, immediately before and after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which the Borrower is a party, the surviving Person is organized and existing under the laws of the Netherlands or of a jurisdiction in the United States and assumes all of the Borrower’s obligations under this Agreement and Mondelēz International provides confirmation of its continuing guaranty hereunder (including without limitation the covenants set forth in Article V) by the execution and delivery of an instrument in form and substance satisfactory to the Administrative Agent.

(c)    Ownership. Permit the Borrower to cease to be wholly-owned, directly or indirectly, by Mondelēz International (other than with respect to directors’ qualifying shares and nominal investments by foreign nationals to the extent mandated by applicable law).

ARTICLE VI

Events of Default

SECTION 6.01    Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a)    The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay interest on any Loan, or the Borrower shall fail to pay any fees payable under Section 2.09, within ten days after the same becomes due and payable (or after notice from the Administrative Agent in the case of fees referred to in Section 2.09(b)); or

(b)    Any representation or warranty made or deemed to have been made by the Borrower or Mondelēz International herein or by the Borrower or Mondelēz International (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(c)    The Borrower or Mondelēz International shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b) or 5.02(b) , (ii) any term, covenant or agreement contained in Section 5.02(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Obligors by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Obligors by the Administrative Agent or any Lender; or

(d)    The Borrower or Mondelēz International or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of the Borrower or Mondelēz International or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of the Borrower or Mondelēz International or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof as a result of a breach by the Borrower, Mondelēz International or such Major Subsidiary (as the case may be) of the agreement or instrument relating to such Debt unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(e)    The Borrower or Mondelēz International or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or Mondelēz International or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Mondelēz International and its Subsidiaries taken as a whole or the Borrower and its Subsidiaries taken as a whole) shall occur; or the Borrower or Mondelēz International or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)    Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or Mondelēz International or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)    the Borrower, Mondelēz International or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability as a result of one or more of the following: the occurrence of any ERISA Event that would, individually or in the aggregate, materially adversely affect the financial condition or operations of Mondelēz International and its Subsidiaries taken as a whole; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if the Borrower, Mondelēz International or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(h)    the Guaranty provided by Mondelēz International under Article VIII hereof shall for any reason cease (other than in accordance with the provisions of Article VIII) to be valid and binding on Mondelēz International or Mondelēz International shall so state in writing.

SECTION 6.02    Lenders’ Rights upon Event of Default. If an Event of Default occurs and is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Obligors:

(a)    to the extent outstanding, terminate the Commitments, whereupon the same shall forthwith terminate, and

(b)    declare all the Loans then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or Mondelēz International under the Federal Bankruptcy Code or any equivalent bankruptcy or insolvency laws of any state or foreign jurisdiction, (i) to the extent outstanding, the Commitments shall automatically be terminated and (ii) the Loans then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

The Administrative Agent

SECTION 7.01    Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by Mondelēz International or the Borrower as required by the terms of this Agreement or at the request of Mondelēz International or the Borrower, and any notice provided pursuant to Section 5.01(c)(iv). Notwithstanding any provision to the contrary contained elsewhere herein, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.02    Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:

(a)    may treat the Lender that made any Loan as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;

(b)    may consult with legal counsel (including counsel for Mondelēz International or the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)    makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement by Mondelēz International or the Borrower;

(d)    shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Mondelēz International or the Borrower or to inspect the property (including the books and records) of Mondelēz International or the Borrower other than items or payments expressly required to be delivered or made to the Administrative Agent hereunder;

(e)    shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(f)    shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimilie, registered mail or, for the purposes of Section 2.02(a) or 2.07(b), email) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03    The Administrative Agent and Affiliates. With respect to its Commitment and the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Mondelēz International, the Borrower, any of their respective Subsidiaries and any Person who may do business with or own securities of Mondelēz International, the Borrower or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Bookrunner or Joint Lead Arranger, any Co-Syndication Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent any Joint Bookrunner or Joint Lead Arranger, any Co-Syndication Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05    Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by Mondelēz International or the Borrower), ratably according to the respective principal amounts of the Loans then owing to each of them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, in each case, to the extent relating to the Administrative Agent in its capacity as such (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by Mondelēz International or the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

SECTION 7.06    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Mondelēz International and may be removed at any time with or without cause by the Required Lenders. Upon the resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative

Agent (with the consent of Mondelēz International so long as no Event of Default shall have occurred and be continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may (with the consent of Mondelēz International so long as no Event of Default shall have occurred and be continuing), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (a) a Lender and (b) a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement; provided that should the Administrative Agent for any reason not appoint a successor Administrative Agent, which it is under no obligation to do, then the rights, powers, discretion, privileges and duties referred to in this Section 7.06 shall be vested in the Required Lenders until a successor Administrative Agent has been appointed. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07    Administrative Agent, Joint Bookrunners, Joint Lead Arrangers and Co-Syndication Agents. (i) MUFG Bank, Ltd. has been designated as Administrative Agent under this Agreement, (ii) MUFG Bank, Ltd. has been designated as Sole Bookrunner under this Agreement, (iii) MUFG Bank, Ltd., BofA Securities, In., Barclays Bank PLC, Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., TD Securities (USA) LLC and Wells Fargo Securities, LLC have been designated as Joint Lead Arrangers under this Agreement and (iv) Bank of America, N.A., Barclays Bank PLC, Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., TD Bank, N.A. and Wells Fargo Bank, National Association have been designated as Co-Syndication Agents under this Agreement, but the use of the aforementioned titles does not impose on any of them any duties or obligations greater than those of any other Lender.

SECTION 7.08    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any Note against any amount due the Administrative Agent under this Section 7.08. The agreements in this Section 7.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.

SECTION 7.09    Lender Representation with Respect to ERISA. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i)     Such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and the Joint Lead Arrangers, in their sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Administrative Agent and the Joint Lead Arrangers are not fiduciaries with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Joint Lead Arrangers under this Agreement or any documents related hereto or thereto).

ARTICLE VIII

Guaranty

SECTION 8.01    Guaranty. Mondelēz International hereby unconditionally and irrevocably guarantees (the undertaking of Mondelēz International contained in this Article VIII being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Guaranty.

SECTION 8.02     Guaranty Absolute. Mondelēz International guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of Mondelēz International under this Guaranty shall be absolute and unconditional irrespective of:

(a)    any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(d)    any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed Obligation; or

(e)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or Mondelēz International.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

SECTION 8.03    Waivers.

(a)    Mondelēz International hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)    Mondelēz International hereby irrevocably subordinates any claims or other rights that it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of Mondelēz International’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each case to the claims and rights of the Administrative Agent and the Lenders in respect of the cash payment in full of the Obligations and all other amounts payable under this Guaranty (the “Payment in Full”), and Mondelēz International agrees not to enforce any such claim for payment against the Borrower until the Payment in Full has occurred. If any amount shall be paid to Mondelēz International in violation of the preceding sentence at any time prior to the Payment in Full, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. Mondelēz International acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the agreements set forth in this Section 8.03(b) are knowingly made in contemplation of such benefits. Notwithstanding the foregoing provisions of this Section 8.03(b), Mondelēz International shall be permitted to charge, and the Borrower shall be permitted to pay, a guaranty fee in connection with the entry by Mondelēz International into this Guaranty, as may be agreed by Mondelēz International and the Borrower.

SECTION 8.04    Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full of the Obligations (including any and all Obligations which remain outstanding after the applicable Maturity Date) and all other amounts payable under this Guaranty, (b) be binding upon Mondelēz International, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

ARTICLE IX

Miscellaneous

SECTION 9.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower or Mondelēz International therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (and for the avoidance of doubt, if an amendment or waiver of any provision under this Agreement affects only the

Three-Year Lenders or the Five Year Lenders, as the case may be, then such amendment or waiver shall only require the written consent of the Required Three-Year Loan Lenders or Required Five-Year Loan Lenders, as applicable), the Borrower and Mondelēz International, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (including Defaulting Lenders) affected thereby ,the Borrower and Mondelēz International, do any of the following: (a) waive any of the conditions specified in Sections 3.01, 3.02 or 3.03 (it being understood and agreed that any waiver or amendment of a representation, warranty, covenant, Default or Event of Default shall not constitute a waiver of any condition specified in Section 3.01, 3.02 or 3.03 unless the amendment or waiver so provides), (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or the amount or rate of interest on, the Loans or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder (including any such change to the definition of “Required Lenders”), (f) release Mondelēz International from any of its obligations under Article VIII, (g) change Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby (other than to extend the applicable Maturity Date with respect to the Three-Year Loans or Five-Year Loans of consenting Lenders and to compensate such Lenders for consenting to such extension; provided that (i) no amendment permitted by this parenthetical shall reduce the amount of or defer any payment of principal, interest or fees to non-extending Lenders or otherwise adversely affect the rights of non-extending Lenders under this Agreement and (ii) the opportunity to agree to such extension and receive such compensation shall be offered on equal terms to all relevant Lenders) or (h) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.

SECTION 9.02    Notices, Etc.

(a)    Addresses. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered (or in the case of any Notice of Borrowing, emailed), as follows:

if to the Borrower:

Mondelez International Holdings Netherlands B.V.

Wilhelminakanaal Zuid 110

4903RA Oosterhout, the Netherlands

Attention: Board of Directors

Tel no.: (+31) 162-474000

with copies to:

Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Executive Vice President and

Chief Financial Officer

c/o Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Treasurer

Fax number: (847) 943-4903;

and

c/o Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Assistant Treasurer

Fax number: (847) 943-4903;

if to Mondelēz International, as guarantor:

Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Attention: Vice President and Corporate Secretary

Fax number: (570) 235-3005;

if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule II hereto;

if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to the Administrative Agent:

c/o MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, New York 10020

Attention: Agency Desk

Email: Agencydesk@us.sc.mufg.jp

Phone: (212) 405-6621

or, as to the Borrower, Mondelēz International or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Mondelēz International and the Administrative Agent.

(b)    Effectiveness of Notices. All such notices and communications shall, when mailed, telecopied or emailed, be effective when deposited in the mail, telecopied or emailed,

respectively, except that notices and communications to the Administrative Agent, pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent, or if the date of receipt is not a Business Day, as of 9:00 a.m. (New York City time) on the next succeeding Business Day. Delivery by telecopier or email of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 9.03    No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04    Costs and Expenses.

(a)    Administrative Agent; Enforcement. The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Joint Bookrunners with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement (which, insofar as such costs and expenses relate to the preparation, execution and delivery of this Agreement and the closing hereunder, shall be limited to the reasonable fees and expenses of Cahill, Gordon & Reindel LLP and NautaDutilh New York P.C.), and all costs and expenses of the Lenders and the Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b)    Prepayment of LIBO Rate Loans. If any payment of principal of LIBO Rate Loan is made other than on the last day of the Interest Period for such Loan or at its maturity, as a result of a payment pursuant to Section 2.11, acceleration of the maturity of the Loans pursuant to Section 6.02, an assignment made as a result of a demand by the Borrower pursuant to Section 9.07(a) or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. Without prejudice to the survival of any other agreement of the Borrower or Mondelēz International hereunder, the agreements and obligations of the Borrower and Mondelēz International contained in Section 2.02(c), 2.05, 2.12, 2.15, this Section 9.04(b) and Section 9.04(c) shall survive the payment in full of principal and interest hereunder.

(c)    Indemnification. The Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to this Agreement or any of the other documents delivered hereunder, the Loans or any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower, whether or not such Indemnified Party is a party to such transaction, or (ii) related to the Borrower’s or Mondelēz International’s consummation of any transaction or proposed transaction contemplated hereby (whether or not consummated) or entering into this Agreement, or to any actions or omissions of the Borrower or Mondelēz International, any of their respective Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Mondelēz International or the Borrower or any other Person; provided, however, that neither the Borrower nor Mondelēz International shall be required to indemnify an Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party. The provisions of this Section 9.04(c) shall not apply with respect to any taxes other than any taxes that represent losses, claims or damages arising from any non-tax claim.

SECTION 9.05    Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time after providing written notice to the Administrative Agent of its intention to do so, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its affiliates to or for the credit or the account of Mondelēz International or the Borrower against any and all of the obligations of the Borrower or Mondelēz International now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower or Mondelēz International, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

SECTION 9.06     Binding Effect. This Agreement shall be binding upon and inure to the benefit of Mondelēz International, the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor Mondelēz International shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

SECTION 9.07    Assignments and Participations.

(a)     Assignment of Lender Obligations. Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation,

all or a portion of its Three-Year Commitment, Five-Year Commitment , Three-Year Loans and/or Five-Year Loans owing to it, as the case may be), subject to the following:

(i)    the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event, other than with respect to assignments to other Lenders, or affiliates of Lenders, or assignment of the entire Commitment or Loan amount held by such Lender, be less than $5,000,000, subject in each case to reduction at the sole discretion of Mondelēz International, and shall be an integral multiple of $1,000,000;

(ii)    each such assignment shall be to an Eligible Assignee;

(iii)    each such assignment shall require the prior written consent of (x) the Administrative Agent, and (y) unless an Event of Default under Sections 6.01(a) or (e) has occurred and is continuing, the Borrower (such consents not to be unreasonably withheld or delayed and such consents by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within twenty (20) Business Days after written notice of such proposed assignment has been delivered to the Borrower); provided, that no consent of the Administrative Agent or the Borrower shall be required for an assignment to another Lender or an affiliate of a Lender; and

(iv)    the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is made to an affiliate of the transferring Lender) provided, that, if such assignment is made pursuant to Section 9.07(h), Mondelēz International shall pay or cause to be paid such $3,500 fee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.04 and, with respect to the period during which it is a Lender, Sections 2.12 and 2.15) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12. Notwithstanding the foregoing, an assignment, sale, transfer, delegation or other disposition under this Section 9.07 may only be made to a person who is a “Non-Public Lender” (as defined below). For the purpose of this Section 9.07, “Non-Public Lender” means (i) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (x) assumes rights and/or obligations vis-à-vis a Borrower, the value of which is at least EUR 100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public and (ii) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the competent authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation. “CRR” means the Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012.

(b)    Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or Mondelēz International or the performance or observance by the Borrower or Mondelēz International of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Loan is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or (B) the assignment or Loan is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)    Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)    Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Mondelēz International, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by Mondelēz International, the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)    Sale of Participation. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and any Note or Notes held by it), subject to the following:

(i)    such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged,

(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii)    Mondelēz International, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement,

(iv)    each participant shall be entitled to the benefits of Sections 2.12 and 2.15 (subject to the limitations and requirements of those Sections, including the requirements to provide forms and/or certificates pursuant to Section 2.15(e), (f) or (g)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (e) of this Section,

(v)    no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower or Mondelēz International therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and

(vi)    a participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal and interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other Obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code.

(f)    Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Mondelēz International or the Borrower furnished to such Lender by or on behalf of Mondelēz International or the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to Mondelēz International or the Borrower or any of their respective Subsidiaries received by it from such Lender.

(g)    Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank or central bank performing similar functions in accordance with applicable law.

(h)    Replacement of Lenders. In the event that (i) any Lender shall have delivered a notice pursuant to Section 2.13, (ii) the Borrower shall be required to make additional payments to or for the account of any Lender under Section 2.12 or 2.15, (iii) any Lender (a “Non-Consenting Lender”) shall withhold its consent to any amendment that requires the consent of all the Lenders and that has been consented to by the Required Lenders or (iv) any Lender shall become a Defaulting Lender, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, (A) if applicable, to terminate the Commitment of such Lender or (B) to require such Lender to transfer and assign at par and without recourse (in accordance with and subject to the restrictions contained in Section 9.07) all its interests, rights and obligations under this Agreement to one or more other financial institutions acceptable to the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), which shall assume such obligations; provided, that (x) in the case of any replacement of a Non-Consenting Lender, each assignee shall have consented to the relevant amendment, (y) no such termination or assignment shall conflict with any law or any rule, regulation or order of any Governmental Authority and (z) the Borrower or the assignee (or assignees), as the case may be, shall pay to each affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder. The Borrower will not have the right to terminate the commitment of any Lender, or to require any Lender to assign its rights and interests hereunder, if, prior to such termination or assignment, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such termination or assignment cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 9.07, it shall promptly execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Acceptance; provided that the failure of any such Lender to execute an Assignment and Acceptance shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 9.08    [Reserved]

SECTION 9.09    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to choice of law doctrines. If any Obligor incorporated under the laws of the Netherlands is represented by any attorney in connection with the signing and/or execution of this Agreement (including by way of accession to this Agreement) or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

SECTION 9.10     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11    Jurisdiction, Etc.

(a)    Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of Mondelēz International and the Borrower hereby agrees that service of process in any such action or proceeding brought in any such court may be made upon the process agent appointed pursuant to Section 9.11(b) (the “Process Agent”). Each of Mondelēz International and the Borrower hereby further irrevocably consents to the service of process in any such action or proceeding in any such court by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Mondelēz International or the Borrower, as applicable, at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law.

(b)    Appointment of Process Agent. Each of Mondelēz International and the Borrower agrees to appoint a Process Agent from the Effective Date through the repayment in full of all Obligations hereunder (i) to receive on behalf of Mondelēz International and the Borrower and their respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court sitting in New York City arising out of or relating to this Agreement and (ii) to forward forthwith to Mondelēz International and the Borrower at their respective addresses copies of any summons, complaint and other process which such Process Agent receives in connection with its appointment. Each of Mondelēz International and the Borrower will give the Administrative Agent prompt notice of such Process Agent’s address.

(c)    Waivers.

(i)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(ii)    To the extent permitted by applicable law, each of the Borrower, Mondelēz International and the Lenders shall not assert and hereby waives, any claim against any other party hereto or any of their respective affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any related document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of the parties hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. For the avoidance of doubt, the waiver of claims for such damages against the Borrower and Mondelēz International shall not limit the indemnity obligations set forth in Section 9.04(c).

(iii)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11(C) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12     Confidentiality. None of the Agents nor any Lender shall disclose any confidential information relating to Mondelēz International or the Borrower to any other Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s affiliates and their officers, directors, employees, agents, advisors, insurers and reinsurers, rating agencies, market data collectors, credit insurance providers, any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions, including in connection with the creation of security interests as contemplated by Section 9.07(g) and (d) in connection with enforcing or administering this Agreement.

SECTION 9.13    No Fiduciary Relationship. The Borrower acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Borrower, on the one hand, and any Agent or any Lender, on the other hand, is intended to be or has been created in respect of any of the financing transactions contemplated by this Agreement, irrespective of whether any Agent or any Lender has advised or is advising Mondelēz International on other matters (it being understood and agreed that nothing in this provision will relieve any Agent or any Lender of any advisory or fiduciary responsibilities it may have in connection with other transactions) and (b) each Agent and each Lender may have economic interests that conflict with those of the Obligors and the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the Lenders, on the one hand, and the Obligors, on the other. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors in connection with the transactions contemplated hereby to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, in connection with such transaction or the process leading thereto.

SECTION 9.14     Integration. This Agreement and the Notes represent the agreement of Mondelēz International, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Mondelēz International, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.09(b) and 9.04(a), the Administrative Agent Fee Letter, the Fee Letter and any other fee letters entered into among Mondelēz International and the Joint Bookrunners, if any, and except for any confidentiality agreements entered into by Lenders in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.15    USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.16     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any other documents or agreements relating to the Loans made hereunder, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other documents or agreements relating to the Loans made hereunder; and

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.17    Certain Terms. In this Agreement, where it relates to an Obligor incorporated in the Netherlands or having its centre of main interests in the Netherlands, a reference to:

(a)     a “necessary action to authorize” where applicable, includes without limitation:

(i)    any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)    obtaining an unconditional positive advice (advies) from the competent works council(s) if a positive advice is required pursuant to the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(b)    a “security interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c)    a “winding-up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding);

(d)    a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;

(e)    any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(f)    a “liquidator” includes a curator;

(g)    an “administrator” includes a bewindvoerder;

(h)    an “attachment” includes a beslag;

(i)    “gross negligence” means grove schuld; and

(j)    “wilful misconduct” means opzet.

English language words used in this Agreement to describe Dutch law concepts intend to describe such concepts only and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

SECTION 9.18    Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement and the other documents to be delivered hereunder provide support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and the other documents to be delivered hereunder and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the this Agreement and the other documents to be delivered hereunder that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement and the other documents to be delivered hereunder were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)     As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MONDELEZ INTERNATIONAL HOLDINGS NETHERLANDS B.V.

By:	/s/ Petruschka Janina Merkus
	Name:	Petruschka Janina Merkus
	Title:	Authorized Signatory

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Michael Call
	Name:	Michael Call
	Title:	Vice President, Global Treasury

[Mondelez International Holdings Netherlands BV Term Loan Agreement]

MUFG BANK, LTD., as Administrative Agent and Lender

By:	/s/ Reema Sharma
Name: Reema Sharma
Title: Director

[Mondelez International Holdings Netherlands BV Term Loan Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Nicholas Cheng
	Name:	Nicholas Cheng
	Title:	Director

[Mondelez International Holdings Netherlands BV Term Loan Agreement]

BARCLAYS BANK PLC, as Lender

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Director

[Mondelez International Holdings Netherlands BV Term Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Authorized Signatory

By:	/s/ Bastien Dayer
	Name:	Bastien Dayer
	Title:	Authorized Signatory

[Mondelez International Holdings Netherlands BV Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Kyler Eng
	Name:	Kyler Eng
	Title:	Vice President

[Mondelez International Holdings Netherlands BV Term Loan Agreement]

MIZUHO BANK LTD., as Lender

By:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Authorized Signatory

[Mondelez International Holdings Netherlands BV Term Loan Agreement]

TD BANK, N.A., as Lender

By:	/s/ Christopher Matheson
	Name:	Christopher Matheson
	Title:	Senior Vice President

[Mondelez International Holdings Netherlands BV Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Peter Kiedrowski
	Name:	Peter Kiedrowski
	Title:	Managing Director

[Mondelez International Holdings Netherlands BV Term Loan Agreement]